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                                                                    EXHIBIT 99.1

                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                              THREE MONTHS ENDED         SIX MONTHS ENDED
                                                   JUNE 30,                   JUNE 30,
                                            ----------------------     ---------------------
(in thousands of dollars)                     2002          2001         2002         2001
                                            --------     ---------     --------     --------
EARNINGS:
   Reported income (loss) before taxes      $113,887     $  (8,552)    $338,789     $ 84,742
   Add: Fixed charges, excluding
            interest on deposits              39,902        84,216       84,020      177,558
                                            --------     ---------     --------     --------
   Earnings available for fixed charges,
       excluding interest on deposits        153,789        75,664      422,809      262,300
   Add: Interest on deposits                  94,865       170,288      204,832      355,369
                                            --------     ---------     --------     --------
   Earinings available for fixed charges,
       including interest on deposits       $248,654     $ 245,952     $627,641     $617,669
                                            ========     =========     ========     ========

FIXED CHARGES:
   Interest expense, excluding
       interest on deposits                 $ 37,063     $  80,638     $ 77,866     $170,408
   Interest factor in net rental expense       2,839         3,578        6,154        7,150
                                            --------     ---------     --------     --------
   Total fixed charges, excluding
       interest on deposits                   39,902        84,216       84,020      177,558
   Add: Interest on deposits                  94,865       170,288      204,832      355,369
                                            --------     ---------     --------     --------
   Total fixed charges, including
       interest on deposits                 $134,767     $ 254,504     $288,852     $532,927
                                            ========     =========     ========     ========

RATIO OF REPORTED EARNINGS TO FIXED
   CHARGES
   Excluding  interest on deposits              3.85 X        0.90 X       5.03 X       1.48 X
   Including interest on deposits               1.85 X        0.97 X       2.17 X       1.16 X
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